Exhibit 5

411 SOUTH 13TH STREET, SUITE 200 · LINCOLN NE 68508 · P: 402.435.3223 · F: 402.435.4239 · WWW.SCUDDERLAW.COM

May 10, 2019

Covenant Transportation Group, Inc.
400 Birmingham Highway
Chattanooga, Tennessee 37419

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Covenant Transportation Group, Inc., a Nevada corporation (the "Company"), in connection with its preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of 750,000 authorized and unissued shares of the Company’s Class A common stock (the “S-8 Securities”), which may be available for issuance under the Company’s Third Amended and Restated 2006 Omnibus Incentive Plan, as amended by the first amendment (the “Incentive Plan”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of (a) the Registration Statement; (b) the Second Amended and Restated Articles of Incorporation of the Company; (c) the Third Amended and Restated Bylaws of the Company; (d) certain resolutions adopted by the Board of Directors of the Company relating to the filing of the Registration Statement; and (e) such other documents, records, certificates, and other instruments as in our judgment are necessary or appropriate for purposes of this opinion. We have relied upon statements and representations of officers and other representatives of the Company as to factual matters.

In our examination of the aforesaid documents, we have assumed without verification the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, the conformity to authentic original documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of the Company’s Class A common stock available with respect to any of the S-8 Securities issued after the date of this letter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the internal laws of the State of Nevada. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to, and limited by the foregoing, we are of the opinion that the S-8 Securities to be issued under the Incentive Plan are duly authorized for issuance and, when issued in accordance with the provisions of the Incentive Plan, will be validly issued, fully paid, and nonassessable.

This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion letter speaks as of the date hereof.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectuses constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Scudder Law Firm, P.C., L.L.O.
SCUDDER LAW FIRM, P.C., L.L.O.
By:	Heidi Hornung-Scherr
Principal

Back to Form S-8